Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-122138 and No. 333-153030 on Form S-8 of our report dated May 15, 2014, which expressed an unqualified opinion on the consolidated financial statements and financial statement schedule of Ninetowns Internet Technology Group Company Limited, which appears on page F-2 in this annual report on Form 20-F of Ninetowns Internet Technology Group Company Limited for the year ended December 31, 2013.

/s/ GHP Horwath, P.C.
Denver, Colorado
May 15, 2014